Exhibit 10  Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-50545 of Lincoln Benefit Life Variable Annuity Account (the "Account") on Form N-4 of our report dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004), on the financial statements and the related financial statement schedules of Lincoln Benefit Life Company (the "Company"), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, to its use in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Account), which is part of such Registration Statement, and to the use of our report dated March 24, 2005 on the financial statements of the sub-accounts of the Account, also appearing in such Statement of Additional Information.

     We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Chicago, Illinois
April 4, 2005